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Exhibit 4.12

AMENDED AND RESTATED THIRD MEZZANINE NOTE A-2-b

$23,062,500	March 19, 2008

        This AMENDED AND RESTATED THIRD MEZZANINE NOTE A-2-b, dated as of the date first set forth above (this Note), by FCP MEZZCO BORROWER III, LLC, a Delaware limited liability company (Mezzanine Borrower), having an address at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, in favor of JPMORGAN CHASE BANK, N.A., a national banking association (JPMC) having an address at 270 Park Avenue, New York, New York 10007 (together with its successors and assigns, referred to hereinafter as Holder).

        WHEREAS, on November 7, 2007 and pursuant to the terms of that certain Note (the Original Third Mezzanine Note A-1) in the principal amount of Seventy Eight Million One Hundred Twenty Five Thousand Dollars ($78,125,000) dated November 7, 2007, from Mezzanine Borrower to GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation (GACC), and that certain Note (the Original Third Mezzanine Note A-2) in the principal amount of Forty Six Million Eight Hundred Seventy Five Thousand Dollars ($46,875,000) dated November 7, 2007, from Mezzanine Borrower to JPMC, and that certain Mezzanine Loan and Security Agreement (Third Mezzanine), dated as of November 7, 2007, between Mezzanine Borrower, on the one hand, and GACC and JPMC collectively as Mezzanine Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, the Mezzanine Loan Agreement) on the other hand, Mezzanine Lender made a loan (the Loan) to Mezzanine Borrower in the original principal amount of $125,000,000.

        WHEREAS, on the date hereof, Mezzanine Borrower and Mezzanine Lender have agreed to (i) increase the principal amount of the Loan to $150,000,000 through assumption by Mezzanine Borrower as its own primary obligation of $25,000,000 of the loans previously made by the Mortgage Lender to Mezzanine Borrower's indirect wholly owned subsidiary FCP PropCo, LLC, which assumption is made in consideration of the release by Mortgage Lender of FCP PropCo, LLC from further liability for such $25,000,000, and which assumed obligation shall be treated from and after the date set forth above and for all purposes as an undifferentiated portion of the Loan made pursuant to the Mezzanine Loan Agreement, (ii) amend and restate the Original Third Mezzanine Note A-1 and Original Third Mezzanine Note A-2 in their entirety to evidence the increase in the amount of the Loan by reason of such $25,000,000 assumption by Mezzanine Borrower, and (iii) split each of the Original Third Mezzanine Note A-1 and Original Third Mezzanine Note A-2, as amended and restated, into two separate mezzanine notes.

        WHEREAS, this Note, along with Third Mezzanine Note A-2-a, amends and restates the Original Third Mezzanine Note A-2 in its entirety and individually, evidences a portion of the Loan in the principal amount of Twenty Three Million Sixty Two Thousand Five Hundred Dollars ($23,062,500).

        NOW, THEREFORE, FOR VALUE RECEIVED, Mezzanine Borrower promises to pay to the order of Holder the Principal Amount (as defined below), together with interest from the date hereof and other fees, expenses and charges as provided in this Note.

1.     DEFINED TERMS.

  a.
  Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Mezzanine Loan Agreement, unless otherwise expressly provided herein. All references to sections shall be deemed to be references to sections of this Note, unless otherwise indicated.

  b.
  The following terms shall have the meaning ascribed thereto:

  Default Rate shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the LIBOR Rate, adjusted from time to time as set forth herein.

  Extension Notice shall mean the First Extension Notice, the Second Extension Notice or the Third Extension Notice, as applicable.

  Extension Option shall mean the First Extension Option, the Second Extension Option, or the Third Extension Option, as applicable.

  First Extended Maturity Date shall have the meaning set forth in Section 5(a).

  First Extension Notice shall have the meaning set forth in Section 5(a).

  First Extension Option shall have the meaning set forth in Section 5(a).

  Holder shall have the meaning provided in the first paragraph hereof.

  Initial Maturity Date shall mean November 12, 2009.

  Interest Determination Date shall mean, with respect to each Interest Period, the date which is two (2) Business Days prior to the fifteenth (15th) day of each calendar month, provided, however, at the option of the Mezzanine Lender in connection with a Securitization, the Interest Determination Date shall be the date which is two (2) Business Days prior to any Securitization Date. When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

  Interest Period shall mean each interest period commencing on the fifteenth (15th) calendar day of a calendar month and ending on (and including) the fourteenth (14th) calendar day of the following calendar month; provided, that the first Interest Period shall commence on the date hereof and end on April 14, 2008; and provided further that in the event that the Mezzanine Lender elects to reset LIBOR as provided in the definition of the term "Interest Determination Date" (i) the Interest Period then in effect shall end on (and include) the calendar day prior to the Securitization Date and (ii) a new Interest Period shall commence on the Securitization Date and shall end on (and include) the next fourteenth (14th) day of a calendar month to occur.

  LIBOR shall mean, with respect to any Interest Determination Date, the rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one one-hundredth (1/100) of one percent (1%)) for deposits in U.S. Dollars in an amount equal to One Million Dollars ($1,000,000) for a one (1) month period that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Mezzanine Lender shall request the principal London office of any four (4) prime banks in the London interbank market selected by the Mezzanine Lender to provide such banks' quotations of the rates at which deposits in U.S. Dollars are offered by such banks at approximately 11:00 a.m., London time, to prime banks in the London interbank market for a one (1) month period commencing on the first day of the related Interest Period and in a principal amount of One Million Dollars ($1,000,000). If at least two (2) such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations (expressed as a percentage and rounded upwards, if necessary, to the nearest one one-hundredth (1/100) of one percent (1%)). If fewer than two (2) such quotations are so provided, the Mezzanine Lender will request major banks in New York City selected by the Mezzanine Lender to quote such banks' rates for loans in U.S. Dollars to leading European banks as of approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date for a one (1) month period commencing on the first day of the related Interest Period and in an amount of One Million Dollars ($1,000,000). If at least two (2) such rates are so provided, LIBOR will be the arithmetic mean of such rates (expressed as a percentage and rounded upwards, if necessary, to the nearest one one-hundredth (1/100) of one percent (1%)). If fewer than two (2) rates are so provided, then LIBOR will be LIBOR used to determine the LIBOR Rate during the immediately preceding Interest Period.

  LIBOR Margin shall mean 550 basis points (5.50%) per annum.

  LIBOR Rate shall mean, with respect to each Interest Period, an interest rate per annum equal to the sum of (a) LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, plus (b) the LIBOR Margin.

  Loan shall have the meaning provided in the Recitals.

  Loan Agreement (Mortgage) shall mean the Loan and Security Agreement, dated as of November 7, 2007, between FCP PROPCO, LLC, a Delaware limited liability company, as borrower, and , GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation and JPMORGAN CHASE BANK, N.A., a national banking association, collectively as the initial lenders, as amended, restated, replaced, supplemented or otherwise modified from time to time.

  Maturity Date shall mean the Initial Maturity Date, provided that (a) in the event of the exercise by Mezzanine Borrower of the First Extension Option pursuant to Section 5(a), the Maturity Date shall be the First Extended Maturity Date, (b) in the event of the exercise by Mezzanine Borrower of the Second Extension Option pursuant to Section 5(a), the Maturity Date shall be the Second Extended Maturity Date, and (c) in the event of the exercise by Mezzanine Borrower of the Third Extension Option pursuant to Section 5(a), the Maturity Date shall be the Third Extended Maturity Date, or such earlier date on which the final payment of principal of this Note becomes due and payable as provided in the Mezzanine Loan Agreement or this Note, whether at such stated maturity date, by declaration of acceleration, or otherwise.

  Maturity Date Payment shall have the meaning set forth in Section 3(d).

  Mezzanine Borrower shall have the meaning provided in the first paragraph hereof.

  Mezzanine Lender shall have the meaning provided in the Recitals.

  Mezzanine Loan Agreement shall have the meaning provided in the Recitals.

  Mortgage Notes shall mean, collectively, Note A-1, Note A-2, Note B-1 and Note B-2 under the Loan Agreement (Mortgage), as each may be amended, restated, replaced, supplemented or otherwise modified from time to time.

  Note shall have the meaning provided in the first paragraph hereof.

  Original Third Mezzanine Note A-1 shall have the meaning provided in the Recitals.

  Original Third Mezzanine Note A-2 shall have the meaning provided in the Recitals.

  Payment Date shall be the second (2nd) Business Day preceding the fifteenth (15th) calendar day of each calendar month, commencing on April 11, 2008.

  Prepayment Amount shall have the meaning provided in Section 4(a)(i).

  Prepayment Date shall have the meaning provided in Section 4(a)(i).

  Prepayment Fee shall mean a fee payable by Mezzanine Borrower to Mezzanine Lender in connection with a prepayment of all or any portion of the outstanding principal amount of this Note after the date hereof and prior to the Prepayment Release Date in an amount equal to:

  (a)
  if the Prepayment Date occurs after the date hereof and on or before November 14, 2008, 1.00% of the Prepayment Amount;

  (b)
  if the Prepayment Date occurs after November 14, 2008 and on or before December 14, 2008, 0.9167% of the Prepayment Amount;

  (c)
  if the Prepayment Date occurs after December 14, 2008 and on or before January 14, 2009, 0.8333% of the Prepayment Amount;

  (d)
  if the Prepayment Date occurs after January 14, 2009 and on or before February 14, 2009, 0.7500% of the Prepayment Amount;

  (e)
  if the Prepayment Date occurs after February 14, 2009 and on or before March 14, 2009, 0.6667% of the Prepayment Amount;

  (f)
  if the Prepayment Date occurs after March 14, 2009 and on or before April 14, 2009, 0.5833% of the Prepayment Amount;

  (g)
  if the Prepayment Date occurs after April 14, 2009 and on or before May 14, 2009, 0.5000% of the Prepayment Amount;

  (h)
  if the Prepayment Date occurs after May 14, 2009 and on or before June 14, 2009, 0.4167% of the Prepayment Amount;

  (i)
  if the Prepayment Date occurs after June 14, 2009 and on or before July 14, 2009, 0.3333% of the Prepayment Amount;

  (j)
  if the Prepayment Date occurs after July 14, 2009 and on or before August 14, 2009, 0.2500% of the Prepayment Amount;

  (k)
  if the Prepayment Date occurs after August 14, 2009 and on or before September 14, 2009, 0.1667% of the Prepayment Amount;

  (l)
  if the Prepayment Date occurs after September 14, 2009 and on or before October 14, 2009, 0.0833% of the Prepayment Amount; and

  (m)
  if the Prepayment Date occurs after October 14, 2009, 0.0% of the Prepayment Amount.

  No Prepayment Fee shall be due on any payments made on or after the Prepayment Release Date. The Prepayment Fee shall be payable simultaneously with Mezzanine Borrower's payment of the Principal Amount.

  Prepayment Release Date shall mean October 15, 2009.

  Prepayment Notice shall have the meaning provided in Section 4(a)(i).

  Principal Amount shall mean $23,062,500 or so much of the principal amount as may be outstanding under this Note from time to time.

  Proportionate Combined Loan Share shall mean, with respect to any date of determination, a fraction, expressed as a percentage, the numerator of which is the Principal Amount of this Note and the denominator of which is the sum of the principal amounts of this Note, the Third Mezzanine Note A-1-a, the Third Mezzanine Note A-1-b, the Third Mezzanine Note A-2-a, the Mortgage Notes, the Senior Mezzanine Notes and the Junior Mezzanine Notes.

  Second Extended Maturity Date shall have the meaning set forth in Section 5(a).

  Second Extension Notice shall have the meaning set forth in Section 5(a).

  Second Extension Option shall have the meaning set forth in Section 5(a).

  Securitization Date shall mean the "startup day," within the meaning of Section 860G(a)(9) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute (the Code), of a "real estate mortgage investment conduit," within the meaning of Section 860D of the Code, that holds all or any portion of this Note.

  Telerate Page 3750 shall mean the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service) or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits.

  Third Extended Maturity Date shall have the meaning set forth in Section 5(a).

  Third Extension Notice shall have the meaning set forth in Section 5(a).

  Third Extension Option shall have the meaning set forth in Section 5(a).

  Third Mezzanine Note A-1-a shall mean that certain Amended and Restated Third Mezzanine Note, dated as of the date hereof, in the principal amount of $55,312,500 made by Mezzanine Borrower in favor of GACC, as amended, restated, replaced, supplemented or otherwise modified from time to time.

  Third Mezzanine Note A-1-b shall mean that certain Amended and Restated Third Mezzanine Note, dated as of the date hereof, in the principal amount of $38,437,500, made by Mezzanine Borrower in favor of GACC, as amended, restated, replaced, supplemented or otherwise modified from time to time.

  Third Mezzanine Note A-2-a shall mean that certain Amended and Restated Third Mezzanine Note, dated as of the date hereof, in the principal amount of $33,187,500 made by Mezzanine Borrower in favor of JPMC, as amended, restated, replaced, supplemented or otherwise modified from time to time.

2.     INTEREST.

  a.
  Prior to the Maturity Date, interest shall accrue on the Principal Amount as follows:

  i.
  from and including the date hereof to, but not including, the first (1st) day of the second (2nd) Interest Period (i.e., the 15th day of the first calendar month immediately after the date hereof), at a rate per annum equal to the sum of (a) 2.8175% plus (b) the LIBOR Margin; and

  ii.
  from and including the first (1st) day of the second (2nd) Interest Period following the date of this Note, and thereafter during each Interest Period during the term of this Note, at the LIBOR Rate.

  b.
  From and after the Maturity Date and from and after the occurrence and during the continuance of any Event of Default, interest shall accrue on the Principal Amount at the Default Rate.

  c.
  Except as expressly set forth in the Mezzanine Loan Agreement to the contrary, interest shall accrue on all amounts advanced by Holder pursuant to the applicable provisions of the Mezzanine Loan Documents (other than the Principal Amount, which shall accrue interest in accordance with clauses a. and b. above) at the Default Rate.

  d.
  Interest, for any given Interest Period, shall be computed on the Principal Amount on the basis of a fraction, the denominator of which shall be 360 and the numerator of which shall be the actual number of days in the relevant Interest Period.

  e.
  The provisions of this Section 2 are subject in all events to the provisions of Section 2.2.4 of the Mezzanine Loan Agreement.

3.     PAYMENTS.

  a.
  On each Payment Date, Mezzanine Borrower shall pay to Holder interest accruing hereunder during the entire Interest Period in which said Payment Date occurs. In addition, in the case of the Payment Date next occurring after a Securitization, Mezzanine Borrower shall also pay to Holder interest accruing hereunder during the entire stub Interest Period ending immediately prior to the Securitization Date.

  b.
  All payments made by Mezzanine Borrower hereunder or under any of the Mezzanine Loan Documents shall be made on or before 2:00 p.m. New York City time. Any payments received after such time shall be credited to the next following Business Day.

  c.
  All amounts advanced by Mezzanine Lender pursuant to the Mezzanine Loan Documents, other than the Principal Amount, or other charges provided in the Mezzanine Loan Documents shall be due and payable as provided in the Mezzanine Loan Documents. In the event any such advance or charge is not so repaid by Mezzanine Borrower, Holder may, at its option, first apply any payments received under this Note to repay such advances, together with any interest thereon, or other charges as provided in the Mezzanine Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.

  d.
  The entire Principal Amount of this Note, all unpaid accrued interest, all interest that would accrue on the Principal Amount through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date) and all other fees and sums then payable hereunder or under the Mezzanine Loan Documents, including, without limitation the Prepayment Fee (collectively, the Maturity Date Payment), shall be due and payable in full on the Maturity Date.

  e.
  Amounts due on this Note shall be payable, without any counterclaim, setoff or deduction whatsoever, at the office of Holder or its agent or designee at the address set forth on the first page of this Note or at such other place as Holder or its agent or designee may from time to time designate in writing.

  f.
  All amounts due under this Note, including, without limitation, interest and the Principal Amount, shall be due and payable in lawful money of the United States.

  g.
  To the extent that Mezzanine Borrower makes a payment or Holder receives any payment or proceeds for Mezzanine Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Mezzanine Borrower hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Holder.

4.     PREPAYMENTS.

  a.
  Voluntary Prepayments.    Mezzanine Borrower shall have the right only on a Business Day to prepay the Principal Amount in whole or in part upon satisfaction of the following conditions:

  i.
  Mezzanine Borrower shall provide prior irrevocable (except as provided below) written notice (the Prepayment Notice) to Mezzanine Lender specifying the proposed Business Day on which the prepayment is to be made, which date must be a Business Day and shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than ninety (90) days after the date of such Prepayment Notice (the date of a prepayment pursuant to this Section 4(a) and Section 4(b) below being the Prepayment

      Date) and the amount of the prepayment of the Principal Amount (the Prepayment Amount). If no Event of Default is then continuing, such Prepayment Notice may be rescinded or deferred by Mezzanine Borrower (but not more than three (3) times in any twelve (12) month period) upon delivery of written notice to Mezzanine Lender (specifying, in the case of a deferral, the new Prepayment Date for such prepayment) at least five (5) Business Days prior to the Prepayment Date specified in the applicable Prepayment Notice (provided that Mezzanine Borrower shall compensate Holder for any and all reasonable out-of-pocket costs and expenses incurred by Holder and/or its agents resulting from such rescission or deferral);

    ii.
    Mezzanine Borrower shall comply with the provisions set forth in Section 4(c) and Section 4(d);

    iii.
    In the event, for any reason, the Payment Date for a calendar month occurs prior to the Interest Determination Date in such calendar month, no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following such Payment Date to, but not including, the Interest Determination Date in such calendar month.

    iv.
    Except in the case of payments following the occurrence and during the continuance of an Event of Default (and, for avoidance of doubt, not including any prepayments pursuant to Section 4.b below), there shall be no voluntary prepayment of the Loan unless simultaneously therewith there are prepayments of all other Combined Loans with the aggregate amount of such prepayments allocated ratably among the Mortgage Notes, the Senior Mezzanine Notes, the Junior Mezzanine Notes, and the Mezzanine Notes based on the outstanding principal balances thereof. The Prepayment Amount for this Note shall be equal to the Proportionate Combined Loan Share of the aggregate amount of such voluntary prepayments on the Combined Loans.

  b.
  Mandatory Prepayments.

  i.
  On the next occurring Payment Date following the date on which Mezzanine Borrower is obligated to deposit Proceeds with Mezzanine Lender pursuant to the Mezzanine Loan Agreement, if Mezzanine Lender is not obligated pursuant to the terms of the Mezzanine Loan Agreement, or does not elect, to make such Proceeds available to Mezzanine Borrower for the restoration of the Property, (1) Mezzanine Borrower shall comply with the provisions set forth in Section 4(c) and Section 4(d); (2) such Proceeds shall be paid, pro rata and pari passu, to Holder and the holders of the Third Mezzanine Note A-1-a, the Third Mezzanine Note A-1-b, and the Third Mezzanine Note A-2-a, in respect of the outstanding principal balance of this Note and the Third Mezzanine Note A-1-a, the Third Mezzanine Note A-1-b and the Third Mezzanine Note A-2-a, respectively.

  c.
  Payments in Connection with a Prepayment.

  i.
  On the date on which a prepayment, voluntary or mandatory, is made under this Note or as required under the Mezzanine Loan Agreement, which date must be a Business Day, Mezzanine Borrower shall pay to Holder all unpaid interest on the portion of the Principal Amount prepaid, which accrued but unpaid interest shall be calculated through the end of the Interest Period during which such prepayment occurs and interest shall be calculated as if such Interest Period extends beyond the date of such prepayment and be calculated as if the Loan has not been prepaid on such date.

  ii.
  On the Prepayment Date, Mezzanine Borrower shall pay to Holder all other sums, excluding scheduled interest payments but including, and not limited to, the Prepayment Fee (provided that no Prepayment Fee shall be payable with respect to a mandatory prepayment from Proceeds under Section 4(b) above), then due Holder under this Note, the Mezzanine Loan Agreement, the Pledge and the other Mezzanine Loan Documents.

  d.
  Payment of Certain Costs and Expenses.    Mezzanine Borrower shall pay (without duplication) all reasonable costs and expenses of Holder incurred in connection with the prepayment (including without limitation, any reasonable costs and expenses associated with a release or assignment of the Lien of the related Pledge as set forth in Section 2.3.3 of the Mezzanine Loan Agreement and reasonable attorneys' fees and expenses).

  e.
  Payments in Connection with a Property Release.    In the event that in connection with a Property Release, the Release Date occurs on a date other than a Payment Date, an amount equal to the Release Price prepaid on such Release Date shall be held by Holder in an interest bearing account and shall accrue interest for the benefit of Mezzanine Borrower to but excluding the Payment Date immediately following such Release Date, such interest to be disbursed by Holder to Mezzanine Borrower on the next succeeding Payment Date. For the avoidance of doubt, the provisions of Sections 4(c) and 4(d) shall apply to the prepayment effected by the payment of the Release Price with respect to a Release Property.

  f.
  Application of Mandatory and Default Prepayments.    Any payments following the occurrence and during the continuance of an Event of Default and any mandatory prepayments shall be applied (i) first to the repayment of all Obligations (Third Mezzanine) due with respect to the Loan until all such amounts are paid in full, (ii) then to the repayment of all amounts due with respect to the Fourth Mezzanine Loan until all such amounts are paid in full, and (iii) then to the repayment of all amounts due with respect to any other Mezzanine Loans, in order of seniority, until all such amounts are paid in full.

5.     EXTENSION OPTIONS.

  a.
  Extension Options.    Subject to the provisions of this Section 5, Mezzanine Borrower shall have the option (the First Extension Option), by irrevocable written notice (the First Extension Notice) delivered to Mezzanine Lender no later than thirty (30) days prior to the Initial Maturity Date, to extend the Maturity Date to November 11, 2010 (the First Extended Maturity Date). In the event Mezzanine Borrower shall have exercised the First Extension Option, Mezzanine Borrower shall have the option (the Second Extension Option), by irrevocable written notice (the Second Extension Notice) delivered to Mezzanine Lender no later than thirty (30) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to November 10, 2011 (the Second Extended Maturity Date). In the event Mezzanine Borrower shall have exercised the Second Extension Option, Mezzanine Borrower shall have the option (the Third Extension Option), by irrevocable written notice (the Third Extension Notice) delivered to Mezzanine Lender no later than thirty (30) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to November 12, 2012 (the Third Extended Maturity Date). Mezzanine Borrower's right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

  i.
  no Noticed Default or Event of Default shall have occurred and be continuing both on (A) the date Mezzanine Borrower delivers the applicable Extension Notice and (B) on the Initial Maturity Date, the First Extended Maturity Date and the Second Extended Maturity Date, as applicable; provided, however, that if Mezzanine Borrower has exercised the applicable Extension Option and a Noticed Default is pending at the time of the expiration of the then-applicable term, and Mezzanine Borrower is diligently curing such Noticed Default within the allotted cure period under the Mezzanine Loan Documents, then such term (and the applicable Extension Option) shall be extended through the end of the applicable cure period (provided further that in no event shall such term be extended for more than 30 days unless all Defaults are cured within such period), and upon such timely cure (and satisfaction of the other conditions set forth in this Section 5 for such extension), the term shall be extended to the next to occur of the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date;

    ii.
    Mezzanine Borrower shall obtain and deliver to Holder not later than one (1) Business Day prior to the first day of the term of the Loan as extended the Interest Rate Cap Agreement (Third Mezzanine) from an Approved Counterparty which Interest Rate Cap Agreement (Third Mezzanine) shall comply in all respects with the requirements set forth in the Mezzanine Loan Agreement and shall be effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending no earlier than the applicable extended Maturity Date;

    iii.
    Mezzanine Borrower shall deliver a Counterparty Opinion with respect to the Interest Rate Cap Agreement (Third Mezzanine) and the related Acknowledgments; and

    iv.
    Mezzanine Borrower shall have timely exercised the extension option to extend the terms of the Third Mezzanine Note A-1-a, the Third Mezzanine Note A-1-b, and the Third Mezzanine Note A-2-a, and been entitled pursuant to the terms of such Notes to exercise such extension options; Mortgage Borrower, each Senior Mezzanine Borrower and each Junior Mezzanine Borrower shall have timely exercised their extension options to extend each Mortgage Note, Senior Mezzanine Note and Junior Mezzanine Note, and been entitled pursuant to the terms of the Mortgage Loan Documents, Senior Mezzanine Loan Documents and Junior Mezzanine Loan Documents to exercise such extension options;

  b.
  Extension Documentation.    As soon as practicable following an extension of the Maturity Date pursuant to this Section 5, Mezzanine Borrower shall, if requested by Holder, execute and deliver an amendment of and/or restatement of this Note and shall, if requested by Holder, enter into such amendments to the related Mezzanine Loan Documents reasonably requested by Holder to evidence the extension of the Maturity Date as provided in this Section 5; provided, however, that no failure by Mezzanine Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Mezzanine Borrower or Holder with respect to the extension of the Maturity Date.

6.     MISCELLANEOUS.

  a.
  Waiver.    Mezzanine Borrower and all endorsers, sureties and guarantors hereby jointly and severally waive all applicable exemption rights, valuation and appraisement, presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and, except as otherwise expressly provided in the Mezzanine Loan Documents, all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. Mezzanine Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Holder with respect to the payment or other provisions of this Note and to the release of the collateral securing this Note or any part thereof, with or without substitution, and agrees that additional makers may become parties hereto without notice to them or affecting their liability under this Note.

  b.
  Non-Recourse.    Recourse with respect to any claims arising under or in connection with this Note shall be limited to the extent provided in Section 18.1 of the Mezzanine Loan

    Agreement and the terms, covenants and conditions of Section 18.1 of the Mezzanine Loan Agreement are hereby incorporated by reference as if fully set forth in this Note.

  c.
  Note Secured.    This Note and all obligations of Mezzanine Borrower hereunder are secured by the Mezzanine Loan Agreement, the Pledge and the other Mezzanine Loan Documents.

  d.
  Notices.    Any notice, election, request or demand which by any provision of this Note is required or permitted to be given or served hereunder shall be given or served in the manner required for the delivery of notices pursuant to the Mezzanine Loan Agreement.

  e.
  Entire Agreement.    This Note, together with the other Mezzanine Loan Documents, constitutes the entire and final agreement between Mezzanine Borrower and Holder with respect to the subject matter hereof and thereof and may only be changed, amended, modified or waived by an instrument in writing signed by Mezzanine Borrower and Holder.

  f.
  No Waiver.    No waiver of any term or condition of this Note, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No notice to, or demand on, Mezzanine Borrower shall entitle Mezzanine Borrower to any other or future notice or demand in the same, similar or other circumstances.

  g.
  Successors and Assigns.    This Note shall be binding upon and inure to the benefit of Mezzanine Borrower and Holder and their respective successors and permitted assigns. Upon any endorsement, assignment, or other transfer of this Note by Holder or by operation of law, the term "Holder," as used herein, shall mean such endorsee, assignee, or other transferee or successor to Holder then becoming the holder of this Note. The term "Mezzanine Borrower" as used herein shall include the respective successors and permitted assigns, legal and personal representatives, executors, administrators, devisees, legatees and heirs of Mezzanine Borrower, if any.

  h.
  Captions.    All paragraph, section, exhibit and schedule headings and captions herein are used for reference only and in no way limit or describe the scope or intent of, or in any way affect, this Note.

  i.
  Severability.    The provisions of this Note are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Note.

  j.
  GOVERNING LAW.    (A) THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, MEZZANINE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE, AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST MEZZANINE BORROWER OR MEZZANINE LENDER ARISING OUT OF OR RELATING TO THIS NOTE MAY AT MEZZANINE LENDER'S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND

    MEZZANINE BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND MEZZANINE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. MEZZANINE BORROWER DOES HEREBY DESIGNATE AND APPOINT:

      CORPORATION SERVICE COMPANY
      80 STATE STREET
      ALBANY, NEW YORK 12207-2543

    AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO MEZZANINE BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON MEZZANINE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. MEZZANINE BORROWER (I) SHALL GIVE PROMPT NOTICE TO MEZZANINE LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

  k.
  JURY TRIAL WAIVER.    MEZZANINE BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS NOTE, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND MEZZANINE BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. MEZZANINE BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

  l.
  Counterclaims and Other Actions.    Mezzanine Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Holder on this Note, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Holder on this Note and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Mezzanine Borrower has caused this Note to be duly executed and delivered as of the day and year first above written.

MEZZANINE BORROWER:
FCP MEZZCO BORROWER III, LLC, a Delaware limited liability company
By:	/s/ THOMAS M. FRIEL
Name:	Thomas M. Friel
Title:	Authorized Signatory

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AMENDED AND RESTATED THIRD MEZZANINE NOTE A-2-b